Exhibit 99.1

CORONADO BIOSCIENCES REPORTS FINANCIAL RESULTS

Burlington, MA – November 6, 2014 – Coronado Biosciences, Inc. (NASDAQ: CNDO) announced its financial results for the third quarter ended September 30, 2014. Coronado’s net cash and restricted cash totaled $71.6 million and $15.4 million respectively at September 30, 2014. The Company posted a quarterly net loss of $4.6 million and $16.7 million, or $0.13 and $0.46 per share for the three and nine months ended September 30, 2014 respectively. These results compare to a net loss of $7.8 million and $27.4 million, or $0.24 and $0.95 per share for the three and nine months ended September 30, 2013 respectively.

Dr. Lindsay A. Rosenwald, Coronado’s Chairman, President and CEO, said, “During the third quarter we launched our new subsidiary, Journey Medical Corporation (“JMC”), to acquire and license dermatology products. We continue to aggressively seek business opportunities that will be accretive to shareholder value, while we continue to focus on operating efficiencies to extend the runway provided by our current cash resources.”

About Coronado Biosciences

Coronado Biosciences is a biopharmaceutical company dedicated to investing in, acquiring, developing and commercializing novel pharmaceutical products. The Company’s portfolio currently includes novel immunotherapy agents for the treatment of autoimmune diseases and cancer. As part of its growth strategy, the company plans to leverage its biopharmaceutical business and drug development expertise to acquire rights to, or to finance, innovative pharmaceutical and biotechnology products, technologies and/or companies, using a variety of approaches including licensing, partnerships, joint ventures, direct financings and/or public and private spin-outs. For more information, visit www.coronadobiosciences.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; uncertainties relating to preclinical and clinical testing; our dependence on third party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Coronado Biosciences, Inc.

781-652-4525; ir@coronadobio.com

CORONADO BIOSCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

($ in thousands)

	September 30	December 31,
	2014	2013
ASSETS	(Unaudited)
Cash and cash equivalents	$71,592	$99,521
Short-term investment, at fair value	52	—
Prepaid and other current assets	428	510
Total current assets	72,072	100,031
Property & equipment net	58	447
Restricted cash	15,446	—
Long-term investment, at fair value	250	—
Other	181	104
Total Assets	$88,007	$100,582

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$3,557	$11,210
Note payable, non-current	14,009	7,017
Other long-term liabilities	1,181	1,077
Total Liabilities	18,747	19,304
Stockholders’ Equity	69,260	81,278
Total Liabilities and Stockholders’ Equity	$88,007	$100,582

CORONADO BIOSCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

($ in thousands except for share amounts)

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$1,609	$5,361	$8,473	$19,130
General and administrative	2,737	2,143	7,218	7,126
Loss from operations	(4,346)	(7,504)	(15,691)	(26,256)
Other income/(expense):
Interest income	168	165	517	350
Interest expense	(121)	(493)	(1,206)	(1,454)
Change in fair value of short-term investment	(293)	—	(293)	—
Net loss	($4,592)	($7,832)	($16,673)	($27,360)
Basic and diluted net loss per common share	($0.13)	($0.24)	($0.46)	($0.95)
Weighted average common shares outstanding—basic and diluted	36,024,810	32,634,683	35,977,355	28,664,822